Exhibit 99.1

      FOR IMMEDIATE RELEASE

Public Relations Contact: Teresa Morrow Corporate Communications Director 651-312-3570 tmmorrow@bremer.com	Financial Contact: Stuart F. Bradt Controller 651-734-4717 sfbradt@bremer.com

BREMER REPORTS SECOND QUARTER 2005 EARNINGS

    St. Paul, Minn. (July 26, 2005) — Bremer Financial Corporation reported net income of $16.8 million for the three months ended June 30, 2005, an increase of 12.3% from the $14.9 million earned for the same three-month period in 2004. On a year-to-date basis through June 30, 2005, net income was $33.0 million, compared to $29.3 million earned in the first six months of 2004. Return on average equity for the second quarter of 2005 was 12.99% compared to 12.58% in the second quarter of 2004, while return on average assets increased to 1.07% in the second quarter of 2005 compared to 1.04% in the second quarter of 2004.

Net interest income for the second quarter of 2005 was $55.1 million, an increase of $7.7 million or 16.2% from the $47.4 million reported for the same period a year ago, as our net interest margin increased to 3.86% from 3.66% and our average loans and leases increased $594.9 million or 14.4% when comparing the same two quarters. On a year-to-date basis, net interest income increased $15.3 million or 16.4% to $108.5 million from $93.2 million in the first six months of 2004, while our net interest margin increased to 3.88% from 3.66% during the same period.

“Thanks to the outstanding efforts of our 1,800 talented employees, this was another strong quarter for Bremer, with good growth in revenue, loans, deposits and strong credit quality,” said CEO Stan Dardis. “Our

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Bremer Reports Second Quarter 2005 Earnings

employees are committed to meeting the needs of their clients. We believe that commitment to service will drive sales and enable our company – through the Bremer Foundation – to channel more profits into our communities.”

The increase in our net interest margin from the second quarter of 2004 to the second quarter of 2005 is primarily the result of increases in short-term interest rates, which began in June 2004. The average yield on our earning assets increased 81 basis points when comparing the second quarter of 2005 with the second quarter of 2004, while the cost of our interest bearing liabilities increased by 73 basis points. Due to the competitiveness of both lending and deposit markets, we do not expect further increases in short-term interest rates to result in improvements in our net interest margin, which declined by 3 basis points when comparing the second quarter of 2005 to the first quarter of 2005.

Noninterest income was $19.4 million in both the second quarters of 2005 and 2004. On a year-to-date basis, noninterest income declined $1.5 million, or 3.8%, to $38.2 million in 2005 from $39.7 million in 2004. We recorded no investment securities gains during the first six months of 2005, resulting in a decline in noninterest income of $2.1 million from the first six months of 2004.

Noninterest expense increased $3.0 million, or 7.0%, to $46.3 million in the second quarter of 2005 from $43.2 million in the second quarter of 2004. Increases in personnel costs accounted for approximately 70.0% of the increase in noninterest expenses when comparing the two periods. Exclusive of personnel costs, total noninterest expense increased $922.0 thousand or 5.4% when comparing the same two periods. On a year-to-date basis, noninterest expense increased $5.7 million, or 6.8%, to $90.3 million in 2005 from $84.6 million in 2004.

Nonperforming assets at June 30, 2005 were $12.4 million compared to $11.4 million at December 31, 2004 and $18.0 million at June 30, 2004. Correspondingly, the ratio of nonperforming assets to total loans, leases and other real estate owned (OREO) increased slightly to 0.26% at June 30, 2005 from 0.25% at December 31, 2004 and decreased from 0.42% at June 30, 2004.

Net recoveries in the second quarter of 2005 were $133.0 thousand compared to $345.0 thousand in the second quarter of 2004. We recorded a provision for credit losses of $2.5 million in the second quarter of

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Bremer Reports Second Quarter 2005 Earnings

2005 compared to $3.3 million in the first quarter of 2005 and $943.0 thousand in the second quarter of 2004. Our ratio of reserve for credit losses to total loans and leases was 1.39% at June 30, 2005, 1.35% at December 31, 2004 and 1.43% at June 30, 2004. Meanwhile, our reserve coverage on nonperforming loans and leases was 616.1% at June 30, 2005 compared to 606.3% at December 31, 2004 and 410.0% at June 30, 2004.

Bremer Financial Corporation is a privately-held, $6.5 billion regional financial services company jointly owned by its employees and the Otto Bremer Foundation. Founded in 1943 by Otto Bremer, the company is headquartered in St. Paul, MN and provides a comprehensive range of banking, investment, trust and insurance services to over 100 locations in Minnesota, North Dakota and Wisconsin. Company profits are distributed in the form of charitable grants by the Otto Bremer Foundation to communities served by Bremer.

Except for historical information contained herein, the statements made in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risk and uncertainties, including statements regarding the intent, belief or current expectations of Bremer Financial Corporation and its management as to Bremer’s strategic directions, prospects and future results. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including our competitive environment, economic and other conditions in the markets in which we operate, governmental regulation, including policies and enactments of the Federal Reserve Board, and other risks set forth in Exhibit 99.1 to Bremer’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission, which is incorporated herein by reference.

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Bremer Reports Second Quarter 2005 Earnings

BREMER FINANCIAL CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share amounts)

	Three months ended June 30,			Six months ended June 30,
	2005	2004	Change	2005	2004	Change
Operating Results:
Total interest income	$87,436	$68,678	27.31%	$167,822	$135,826	23.56%
Total interest expense	32,312	21,245	52.09	59,331	42,634	39.16

Net interest income	55,124	47,433	16.21	108,491	93,192	16.42
Provision for credit losses	2,513	943	166.49	5,825	3,886	49.90

Net interest income after provision for credit losses	52,611	46,490	13.17	102,666	89,306	14.96
Noninterest income	19,435	19,388	0.24	38,288	39,728	(3.78)
Noninterest expense	46,267	43,226	7.04	90,308	84,584	6.77

Income before income tax expense	25,799	22,652	13.80	50,586	44,450	13.80)
Income tax expense	8,997	7,706	16.75	17,622	15,106	16.66

Net income	$16,782	$14,946	12.29%	$32,964	$29,344	12.34%

Net income per share	$1.40	$1.25	12.29%	$2.75	$2.45	12.34%
Dividends paid per share	0.50	0.45	11.11	1.00	0.90	11.11
Tax equivalent net interest income	$57,395	$49,500	15.95%	$112,962	$97,331	16.06%
Net (recoveries)charge-offs	(133)	(345)	(61.45)	206	1,504	(86.30)
Selected Financial Ratios:
Return on average assets	1.07%	1.04%	0.03	1.07%	1.04%	0.03
Return on average equity (1)	12.99	12.58	0.41	12.92	12.51	0.41
Average equity to average assets (1)	8.22	8.26	(0.04)	8.27	8.28	(0.01)
Net interest margin (2)	3.86	3.66	0.20	3.88	3.66	0.22
Operating efficiency ratio (3)	60.22	62.75	(2.53)	59.73	61.71	(1.98)
Net charge-offs to average loans and leases	(0.01)	(0.03)	0.02	0.01	0.07	(0.06)

	June 30 2005	June 30 2004		December 31 2004	Change
Balance Sheet Data:
Total assets	$6,450,716	$5,870,480	9.88%	$6,141,519	5.03%
Securities (4)	1,224,643	1,237,419	(1.03)	1,193,446	2.61
Loans and leases (5)	4,831,149	4,280,321	12.87	4,541,993	6.37
Total deposits	4,471,391	4,037,001	10.76	4,210,096	6.21
Short-term borrowings	1,026,558	891,244	(15.18)	988,457	385.
Long-term debt	369,246	426,929	(13.51)	380,700	(3.01)
Total shareholders' equity and redeemable Class A
common stock	524,983	475,643	10.37	504,191	4.12
Per share book value of common stock	43.75	39.64	10.37	42.02	4.12

Asset Quality:
Reserve for credit losses (6)	$67,109	$61,288	9.50%	$61,490	9.14%
Nonperforming assets	12,403	18,045	(31.27)	11,372	9.07
Nonperforming assets to total loans, leases
and OREO	0.26%	0.42%	(0.16)	0.25%	0.01
Reserve to nonperforming loans and leases	616.10	409.95	206.15	606.27	9.83
Reserve to total loans and leases	1.39	1.43	(0.04)	1.35	0.04

(1) (2) (3) (4) (5) (6)	Calculation includes shareholders' equity and redeemable class A common stock.
Tax-equivalent basis (TEB).
Noninterest expense as a percentage of tax-equivalent net interest income and noninterest income.
Includes securities held-to-maturity and securities available-for-sale.
Net of unearned discount and includes nonaccrual loans and leases.
Includes reserves for unfunded loan commitments and letters of credit recorded in other liabilities on the balance sheet.

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Bremer Reports Second Quarter 2005 Earnings

BREMER FINANCIAL CORPORATION AND SUBSIDIARIES
SUMMARY BALANCE SHEET AND INCOME STATEMENT
(dollars in thousands)

	Three months ended June 30,				Six months ended June 30,
	2005		2004		2005		2004
	Average Balance	Average Rate/ Yield (1)	Average Balance	Average Rate/ Yield (1)	Average Balance	Average Rate/ Yield (1)	Average Balance	Average Rate/ Yield (1)
Summary Average Balance Sheet:
Total loans and leases (2)	$4,724,911	6.56%	$4,129,993	5.72%	$4,647,239	6.42%	$4,038,246	5.75%
Total securities (3)	1,215,262	4.06	1,295,194	3.71	1,208,445	4.04	1,294,012	3.78
Total other earning assets	17,825	2.50	16,385	1.28	17.911	2.07	14,658	1.33

Total interest earning assets (4)	$5,957,998	6.04%	$5,441,572	5.23%	$5,873,595	5.92%	$5,346,916	5.26%
Total noninterest earning assets	348,313		344,023		350,829		350,315

Total assets	$6,306,311		$5,785,595		$6,224,424		$5,697,231

Noninterest bearing deposits	$773,957		$723,841		$769,169		$704,955
Interest bearing deposits	3,624,484	2.24%	3,314,223	1.47%	3,535,448	2.08%	3,298,560	1.50%
Short-term borrowings	965,913	2.69	793,810	1.19	977,916	2.43	723,761	1.18
Long-term debt	369,449	6.04	434,717	6.25	370,180	6.05	447,435	6.22

Total interest bearing liabilities	$4,959,846	2.61%	$4,542,750	1.88%	$4,883,544	2.45%	$4,469,756	1.92%
Other noninterest bearing liabilities	54,263		41,186		56,974		50,835
Minority interest	150		150		150		150
Total shareholders' equity and redeemable
Class A common stock	518,095		477,668		514,587		471,535

Total liabilities and equity	$6,306,311		$5,785,595		$6,224,424		$5,697,231

	Three months ended June 30,				Six months ended June 30,
	2005	2004	$ Change	% Change	2005	2004	$ Change	% Change
Summary Income Statement:
Total interest income	$87,436	$68,678	$18,758	27.31%	$167,822	$135,826	$31,996	23.56%
Total interest expense	32,312	21,245	11,067	52.09	59,331	42,634	16,697	39.16

Net interest income	55,124	47,433	7,691	16.21	108,491	93,192	15,299	16.42
Provision for credit losses	2,513	943,	1,570	166.49	5,825	3,886	1,939	49.90

Net interest income after provision for credit losses	52,611	46,490	6,121	13.17	102,666	89,306	13,360	14.96
Service charges	7,674	7,823	(149)	(1.90)	14,977	15,095	(118)	(0.78)
Insurance	2,175	2,132	43	2.02	5,446	4,915	531	10.80
Trust	2,882	2,745	137	4.99	5,729	5,364	365	6.80
Brokerage	1,860	1,781	79	4.44	3,444	3,316	128	3.86
Gain on sale of loans	3,304	3,166	138	4.36	5,329	5,427	(98)	(1.81)
Gain on sale of securities	-	18	(18)	(100.00)	-	2,068	(2,068)	(100.00)
Other	1,540	1,723	(183)	(10.62)	3,303	3,543	(240)	(6.77)

Total noninterest income	19,435	19,388	47	0.24	38,228	39,728	(1,500)	(3.78)
Salaries and wages	21,892	20,489	1,403	6.85	42,408	39,995	2,413	6.03
Employee benefits	6,258	5,542	716	12.92	12,917	11,144	1,773	15.91
Occupancy	3,066	3,002	64	2.13	6,312	6,061	251	4.14
Furniture and equipment	2,915	2,524	391	15.49	5,797	5,154	643	12.48
Data processing fees	2,849	2,704	145	5.36	5,576	5,343	233	4.36
FDIC premiums and examination fees	445	457	(12)	(2.63)	951	920	31	3.37
Amortization of intangibles	650	684	(34)	(4.97)	1,300	1,369	(69)	(5.04)
Other	8,192	7,824	368	4.70	15,047	14,598	449	3.08

Total noninterest expense	46,267	43,226	3,041	7.04	90,308	84,584	5,724	6.77

Income before income tax expense	25,779	22,652	3,127	13.80	50,586	44,450	6,136	13.80
Income tax expense	8,997	7,706	1,291	16.75	17,622	15,106	2,516	16.66

Net income	$16,782	$14,946	$1,836	12.29%	$32,964	$29,344	$3,620	12.34%

(1) (2) (3) (4)	Calculation is based on interest income including $2,271 and $2,067 for the three months ended June 30, 2005 and June 30, 2004 and $4,471 and $4,139 for the six months ended June 30, 2005 and June 30, 2004 to adjust to a fully taxable basis using the federal statutory rate of 35%.
Net of unearned discount and includes nonaccrual loans and leases.
Excluding net unrealized gain (loss) on securities available-for-sale.
Before deducting the reserve for loan losses.